KIRKPATRICK & LOCKHART LLP
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                              WASHINGTON, DC 20036

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                                  May 28, 1999

Legg Mason Value Trust, Inc.
100 Light Street
Baltimore, MD 21202

Dear Sir or Madam:

      You have requested our opinion, as counsel to Legg Mason Value Trust, Inc. ("Company"), as to certain matters regarding the issuance of shares of common stock of the Company ("Shares").

      We have, as counsel, participated in various corporate and other matters relating to the Company. We have examined certified copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by the Company and that, when sold in accordance with the terms contemplated by the Company's effective Registration Statement, the Shares will have been legally issued, fully paid and nonassessable by the Company.

      We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 26 to the Company's Registration Statement on Form N-1A (File No. 2-75766) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                          Sincerely,

                                          KIRKPATRICK & LOCKHART LLP

                                          By:  /s/ Arthur C. Delibert
                                               ----------------------
                                               Arthur C. Delibert